Exhibit 99.2

Use of Non-GAAP Financial Measures
In addition to financial results calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), information containing non-GAAP financial measures for Quantum-Si Incorporated (the “Company”) was disclosed in the Company’s press release (the “Press Release”) dated November 5, 2025 announcing results for the three and nine months ended September 30, 2025, that accompany a conference call to be held by the Company on November 5, 2025. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. Management encourages readers to rely upon the reported GAAP results but includes the non-GAAP financial measures as supplemental metrics to assist readers. Definitions of the non-GAAP financial measures are included in the Press Release.
In the Press Release, the Company presented the non-GAAP financial measures “adjusted total operating expenses” and “adjusted EBITDA.” Company management uses these non-GAAP financial measures to evaluate the Company’s performance. As the Company’s core business is developing and commercializing products associated with proteomics sequencing, Company management finds it useful to use adjusted total operating expenses, which excludes stock-based compensation, net lease termination expense, legal settlement expense, net of insurance proceeds, restructuring costs and other non-recurring operating expenses. While the Company may have these types of items and charges in the future, Company management believes they are not reflective of the day-to-day core operations of the Company and relate more to strategic, multi-year corporate actions, without predictable trends, and that may obscure the trends and financial performance of the Company’s core business. In the case of “adjusted EBITDA,” Company management believes the exclusion of interest, taxes, depreciation, amortization, dividend and interest income, changes in fair value of warrant liabilities, other income or expense, stock-based compensation, net lease termination expense, legal settlement expense, net of insurance proceeds, restructuring costs and other non-recurring operating expenses is a very common measure utilized in the investment community and it helps Company management benchmark its operations and results with the industry.
The limitation associated with using these non-GAAP financial measures is that these measures exclude items that impact the Company’s current period operating results. This limitation is best addressed by using these non-GAAP financial measures in combination with “total operating expenses” and “net loss,” (the most comparable GAAP measures) because these non-GAAP financial measures do not reflect items that impact current period operating results and may be higher or lower than the most comparable GAAP measure.